OMB APPROVAL
                                      OMB Number:       3235-0287
                                      Expires: September 30, 1998
                                      Estimated average burden
                                      hours per response......0.5

======
FORM 4
======


         UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange
Act of 1934, Section 17(a) of the Public Utility Holding Company
Act of 1935 or Section 30(f) of the Investment Company Act of 1940

      |_|   Check this box if no longer subject to
            Section 16. Form 4 or Form 5 obligations
               may continue. See Instruction 1(b).

(Print or Type Responses)

==================================================================

1.   Name and Address of Reporting Person*

      Jacqueline Badger Mars
      as Trustee of the Jacqueline Badger Mars Trust,
      dated February 5, 1975, as amended
     -----------------------------------------------
        (Last)          (First)        (Middle)

                    6885 Elm Street
     -----------------------------------------------
                       (Street)

       McLean            VA           22101-3883
     -----------------------------------------------
       (City)          (State)        (Zip)


==================================================================

2.   Issuer Name and Ticker or Trading Symbol

            AmerAlia, Inc.       AALA
     ----------------------------------------


==================================================================

3.   IRS or Social Security Number of
     Reporting Person (Voluntary)


     ----------------------------------------


==================================================================

4.   Statement for Month/Year

             March 1999
     ----------------------------------------


==================================================================

5.   If Amendment, Date of Original (Month/Year)


     ----------------------------------------


==================================================================

6.   Relationship of Reporting Person(s) to Issuer
             (Check all applicable)

            Director                 X  10% Owner
      -----                       -----

            Officer (give               Other (specify
      ----- title below)          ----- below)


==================================================================

7.   Individual or Joint/Group Filing (Check Applicable Line)

       X   Form filed by One Reporting Person
     -----
           Form filed by More than One Reporting Person
     -----


==================================================================

         Table I -- Non-Derivative Securities Acquired,
               Disposed of, or Beneficially Owned



=================================================================================================================================
1. Title of    2. Transaction      3. Transaction  4. Securities Acquired     5. Amount of       6. Ownership      7. Nature of
   Security       Date                Code            (A) or Disposed of (D)     Securities         Form: Direct      Indirect
   (Instr. 3)     (Month/Day/Year)    (Instr. 8)      (Instr. 3, 4 and 5)        Beneficially       (D) or            Beneficial
                                                                                 Owned at End of    Indirect (I)      Ownership
                                      -----------     ------------------------   Month              (Instr. 4)        (Instr. 4)
                                                               (A) or            (Instr. 3 and 4)
                                      Code     V       Amount  (D)     Price
   ---------      ---------------     ----   -----    -------- ------  -----     ----------------   -----------       -----------
Common Stock         3/26/99           X              700,000    A   $2.00/share    3,097,460            I            By Self as
                                                                                                                      Trustee
                                                                                                                      for Self

Common Stock         3/31/99          J***             50,000    A   $1.00/share    3,097,460            I            By Self as
                                                                                                                      Trustee
                                                                                                                      for Self
---------------------------------------------------------------------------------------------------------------------------------
*** Dividend on Series E Convertible Preferred Stock



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see
  Instruction 4(b)(v).

                           Page 1 of 2
                                                  SEC 1474 (7-96)

                         Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                      (e.g., puts, calls, warrants, options, convertible securities)

=================================================================================================================================
1. Title of         2. Conver-     3. Trans-      4. Transac-        5. Number of Deriva-       6. Date Exercis-
   Derivative          sion or        action         tion               tive Securities Ac-        able and Expi-
   Security            Exer-          Date           Code               quired (A) or Dis-         ration Date
   (Instr. 3)          cise           (Month/        (Instr. 8)         posed of (D)               (Month/Day/
                       Price of       Day/                              (Instr. 3, 4 and 5)        Year)
                       Deriva-        Year)                                                        ------------------
                       tive Se-                                                                    Date       Expira-
                       curity                                           -------------------        Exer-      tion
                                                     Code    V             (A)       (D)           cisable    Date
  ------------         --------      --------        ----  -----        --------    -----          --------   --------

Common Stock        $2/share (if      3/26/99          X                           700,000         Immed.      4/1/01
Warrants            exercised on
(right to buy)      or before
                    3/31/99);
                    $4/share (if
                    exercised after
                    3/31/99 but on
                    or before
                    3/31/00);
                    $6/share (if
                    exercised after
                    3/31/00 but on
                    or before 4/1/01)


1. Title of      7. Title and Amount of    8. Price of    9. Number of    10. Ownership Form  11. Nature of
   Derivative       Underlying Securities     Derivative     derivative       of Derivative       Indirect
   Security         (Instr. 3 and 4)          Security       Securities       Security: Direct    Beneficial
   (Instr. 3)                                (Instr. 5)     Beneficially     (D) or Indirect     Ownership
                 --------------------------                  Owned at End     (I)                 (Instr. 4)
                                  Amount or                  of Month         (Instr. 4)
                                  Number of                  (Instr. 4)
                    Title         Shares
  -----------    -----------      --------    ---------      ------------     ----------------    ----------

                 Common Stock     700,000        $0              -0-                 I            By Self as
                                                                                                  Trustee for
                                                                                                  Self
---------------------------------------------------------------------------------------------------------------------------------



Explanation of Responses:



            -------------------------------       --------------
            **Signature of Reporting Person            Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See
   18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid
OMB Number.